                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC. 20549

                          ----------------------------

                                    FORM 8-K
                                 CURRENT REPORT

                          ----------------------------


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                      Date of Report (February 19, 1998):


                         Commission file number 0-24787

                       AFFILIATED COMPUTER SERVICES, INC.
             (Exact name of registrant as specified in its charter)




            Delaware                                       51-0310342
-------------------------------                  -------------------------------
(State or other jurisdiction of                  (I.R.S. Employer Identification
 incorporation or organization)                               No.)



                               2828 NORTH HASKELL
                              DALLAS, TEXAS  75204
                    (Address of principal executive offices)
                                   (Zip Code)


                                  214-841-6111
              (Registrant's telephone number, including area code)

ITEM 5.  OTHER EVENTS

    On December 16, 1997, Affiliated Computer Services, Inc. ("ACS") merged with Computer Data Systems, Inc. ("CDSI") in a stock-for-stock transaction accounted for as a pooling of interests. This Report on Form 8-K contains ACS's financial statements as restated to reflect the merger with CDSI as well as Management's Discussion and Analysis on a combined basis. This report may be incorporated by reference into other reports or registration statements to be filed by ACS with the Securities and Exchange Commission.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

    Index to Consolidated Financial Statements

     Financial Statement:
         Report of Independent Accountants                                             2
         Consolidated Balance Sheets at June 30, 1997 and 1996                         3
         Consolidated Statements of Income for each of the three years in the
            period ended June 30, 1997                                                 4
         Consolidated Statements of Changes in Stockholders' Equity for each of
            the three years in the period ended June 30, 1997                          5
         Consolidated Statements of Cash Flows for each of the three years in
            the period ended June 30, 1997                                             6
         Notes to Consolidated Financial Statements                               7 - 21

     Financial Statement Schedule:
      For the three years ended June 30, 1997
       Schedule II - Valuation and Qualifying Accounts                                23


    Exhibits
     27.1        Financial Data Schedule - June 30, 1997                              25
     27.2        Financial Data Schedule - June 30, 1996                              26
     27.3        Financial Data Schedule - June 30, 1995                              27
     99.1        Management's Discussion and Analysis of Financial
                 Condition and Results of Operations                             28 - 32
     99.2        Report of Independent Auditors                                       33

                       REPORT OF INDEPENDENT ACCOUNTANTS


    To the Board of Directors and Stockholders of Affiliated Computer Services, Inc.


    In our opinion, based upon our audits and the report of other auditors, the consolidated financial statements listed in the index appearing under Item 7 on page 1, present fairly, in all material respects, the financial position of Affiliated Computer Services, Inc. and its subsidiaries at June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Computer Data Systems, Inc., which statements reflect total assets of $187,450,000 and $103,053,900 at June 30, 1997 and 1996, respectively, and total revenues of $304,391,900, $251,098,700 and $220,667,000 for the three years in the period ended June 30, 1997, respectively. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Computer Data Systems, Inc., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.




    /s/ Price Waterhouse LLP


    Dallas, Texas
    July 30, 1997, except as to Notes 5, 6, 9, 15 and 18, which are as of February 13, 1998

              AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                     ASSETS
                                                                         June 30,
                                                                 -----------------------
                                                                   1997           1996
                                                                 --------       --------
Current assets:
   Cash and cash equivalents                                     $ 18,997       $ 29,267
   ATM cash                                                         6,650          9,100
   Accounts receivable, net                                       199,302        160,749
   Inventory                                                        9,915         10,938
   Prepaid expenses and other current assets                       19,351         17,355
   Income taxes receivable                                          1,992             --
   Deferred taxes                                                  12,860          9,042
                                                                 --------       --------
      Total current assets                                        269,067        236,451
Property and equipment, net                                       135,160        115,340
Purchased computer software, net of accumulated
  amortization of $9,436 and $19,438, respectively                  4,554          5,750
Goodwill, net of accumulated amortization of
  $15,504 and $8,609, respectively                                312,732        245,693
Other intangible assets, net of accumulated amortization
  of $7,100 and $4,478, respectively                               24,829         13,210
Long-term investments and other assets                             15,135         14,368
Deferred taxes                                                         --          5,286
                                                                 --------       --------
      Total assets                                               $761,477       $636,098
                                                                 ========       ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                              $ 24,167       $ 23,504
   Accrued compensation and benefits                               36,054         34,477
   Other accrued liabilities                                       72,115         73,300
   Income taxes payable                                                --          3,975
   Notes payable and current portion of long-term debt             17,546         11,609
   Current portion of unearned revenue                              8,319          9,657
                                                                 --------       --------
      Total current liabilities                                   158,201        156,522
Long-term debt                                                    130,680         57,208
Unearned revenue                                                    1,191          2,053
Deferred taxes                                                     14,089             --
Other long-term liabilities                                        29,835         56,011
                                                                 --------       --------
      Total liabilities                                           333,996        271,794
                                                                 --------       --------
Cumulative redeemable preferred stock                                  --          1,100
                                                                 --------       --------
Stockholders' equity:
   Class A common stock, $.01 par value,
     75,000 shares authorized, 40,508 shares and
     39,281 shares outstanding, respectively                          405            393
   Class B common stock, $.01 par value,
     6,406 shares authorized and outstanding                           64             64
   Additional paid-in capital                                     275,922        259,877
   Retained earnings                                              151,090        102,870
                                                                 --------       --------
      Total stockholders' equity                                  427,481        363,204
                                                                 --------       --------
Commitments and contingencies (Notes 2, 6, 13, 15 and 16)
      Total liabilities and stockholders' equity                 $761,477       $636,098
                                                                 ========       ========



              The accompanying notes are an integral part of these
                       consolidated financial statements.

              AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share amounts)




                                                                  Year ended June 30,
                                                  -------------------------------------------------
                                                      1997               1996               1995
                                                  -----------        -----------        -----------
Revenues                                          $   928,925        $   647,608        $   533,848
Operating expenses:
   Wages and benefits                                 395,780            298,659            248,680
   Services and supplies                              264,104            185,550            132,737
   Rent, lease and maintenance                        132,837             82,314             87,661
   Depreciation and amortization                       35,510             18,450             14,784
   Other operating expenses                            10,428              6,052              5,608
                                                  -----------        -----------        -----------
      Total operating expenses                        838,659            591,025            489,470
                                                  -----------        -----------        -----------
   Operating income                                    90,266             56,583             44,378

Interest expense                                        7,121              3,417              4,729
Other expenses (income), net                             (425)            (2,751)            (3,321)
                                                  -----------        -----------        -----------
   Pretax profit                                       83,570             55,917             42,970

Income tax expense                                     33,904             22,392             17,315
                                                  -----------        -----------        -----------

   Net income                                     $    49,666        $    33,525        $    25,655
                                                  ===========        ===========        ===========

Earnings per common share (basic)                 $      1.08        $       .88        $       .74
                                                  ===========        ===========        ===========

Weighted average shares outstanding                    46,136             38,228             34,625
                                                  ===========        ===========        ===========

Earnings per common share assuming dilution       $      1.05        $       .85        $       .71
                                                  ===========        ===========        ===========

Weighted average shares outstanding                    47,452             39,320             35,998
                                                  ===========        ===========        ===========





              The accompanying notes are an integral part of these
                       consolidated financial statements.

             AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS  EQUITY
                                (in thousands)



                                                    Common Stock
                                 -----------------------------------------------
                                         Class A                   Class B
                                 ----------------------    ----------------------      Paid-in      Retained
                                  Shares       Amount       Shares        Amount       Capital      Earnings         Total
                                 ---------    ---------    ---------    ---------     ---------     ---------     ---------
Balance at June 30, 1994            15,604    $     156        4,804    $      48     $  44,521     $  45,715     $  90,440
Net proceeds of initial
  public offering                    2,300           23                                  32,171                      32,194
Issuance of compensatory
  stock options                                                                           2,521                       2,521
Exercise of stock options
  and related tax benefits             664            6                                   5,264          (146)        5,124
Stock issued in connection
  with acquisitions                     13                                                1,323                       1,323
Cash dividends                                                                                           (572)         (572)
Net income                                                                                             25,655        25,655
                                 ---------    ---------    ---------    ---------     ---------     ---------     ---------

Balance at June 30, 1995            18,581          185        4,804           48        85,800        70,652       156,685
Conversion of shares                 1,829           18       (1,602)         (16)        1,622          (572)        1,052
Net proceeds of secondary
  stock offerings                    4,072           41                                 169,740                     169,781
Exercise of stock options
  and related tax benefits             253            3                                   3,028                       3,031
Cash dividends                                                                                           (633)         (633)
Other, net                              66            1                                    (136)         (102)         (237)
Net income                                                                                             33,525        33,525
                                 ---------    ---------    ---------    ---------     ---------     ---------     ---------

Balance at June 30, 1996            24,801          248        3,202           32       260,054       102,870       363,204
Stock split                         14,538          145        3,204           32          (177)                         --
Exercise of stock options
  and related tax benefits             399            3                                   4,502          (722)        3,783
Stock issued in connection
  with acquisitions                    770            9                                  11,748                      11,757
Cash dividends                                                                                           (717)         (717)
Other, net                                                                                 (205)           (7)         (212)
Net income                                                                                             49,666        49,666
                                 ---------    ---------    ---------    ---------     ---------     ---------     ---------
Balance at June 30, 1997            40,508    $     405        6,406    $      64     $ 275,922     $ 151,090     $ 427,481
                                 =========    =========    =========    =========     =========     =========     =========





              The accompanying notes are an integral part of these
                       consolidated financial statements.

              AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)



                                                                                                Year ended June 30,
                                                                                 -------------------------------------------------
                                                                                    1997               1996               1995
                                                                                 -----------        -----------        -----------
Cash flows from operating activities:
   Net income                                                                    $    49,666        $    33,525        $    25,655
                                                                                 -----------        -----------        -----------
   Adjustments to reconcile net income to net cash provided
     by operating activities:
      Depreciation and amortization                                                   35,510             18,450             14,784
      Recognition of stock option compensation                                            --                 45                680
      Other                                                                               44                 (7)              (110)
      Changes in assets and liabilities, net of effects from acquisitions:
         (Increase) decrease in ATM cash                                               2,450               (850)             6,550
         Increase in accounts receivable                                             (16,150)           (28,567)           (17,611)
         (Increase) decrease in inventory                                              4,220             (4,886)              (889)
         Increase in prepaid expenses and other current assets                        (1,875)            (3,105)            (1,818)
         Change in deferred taxes                                                     17,160              4,692             (5,476)
         Increase in other long-term assets                                           (1,376)            (1,280)            (1,100)
         Increase (decrease) in accounts payable                                      (7,827)             3,874              4,947
         Increase (decrease) in accrued compensation and benefits                     (2,871)              (511)             3,768
         Increase (decrease) in other accrued liabilities                             (1,697)             6,042              2,377
         Increase (decrease) in income taxes payable                                  (3,315)             3,087             (2,940)
         Increase (decrease) in other long-term liabilities                           (6,345)            (4,814)             8,709
         Decrease in unearned revenue                                                 (2,696)            (7,324)            (1,347)
                                                                                 -----------        -----------        -----------
             Total adjustments                                                        15,232            (15,154)            10,524
                                                                                 -----------        -----------        -----------
             Net cash provided by operating activities                                64,898             18,371             36,179
                                                                                 -----------        -----------        -----------
Cash flows from investing activities:
   Purchases of property, equipment and computer software, net                       (42,978)           (52,816)           (17,956)
   Payments for acquisitions, net of cash acquired                                  (115,607)          (162,630)            (9,204)
   Additions to other intangible assets                                               (2,921)            (6,629)            (1,003)
   Proceeds from sale of marketable securities                                            --                 --             14,354
   Proceeds from note receivable                                                       4,611                 --                 --
   Proceeds from sale of banking units                                                 2,704                 --                 --
   Other, net                                                                           (194)            (2,523)                 7
                                                                                 -----------        -----------        -----------
             Net cash used in investing activities                                  (154,385)          (224,598)           (13,802)
                                                                                 -----------        -----------        -----------
Cash flows from financing activities:
   Proceeds from issuance of long-term debt                                          109,211            197,800              1,500
   Repayments of long-term debt                                                      (29,732)          (178,973)           (41,571)
   Proceeds from issuance of common stock, net of issuance costs                          --            170,228             33,310
   Proceeds from the exercise of stock options and related tax benefits                4,008              4,198              5,628
   Net borrowings (repayments) of ATM debt                                            (2,450)               850             (6,550)
   Dividends paid                                                                       (717)              (633)              (572)
   Other, net                                                                         (1,103)              (689)                --
                                                                                 -----------        -----------        -----------
             Net cash provided by (used in) financing activities                      79,217            192,781             (8,255)
                                                                                 -----------        -----------        -----------
Net increase (decrease) in cash and cash equivalents                                 (10,270)           (13,446)            14,122
Cash and cash equivalents at beginning of year                                        29,267             42,713             28,591
                                                                                 -----------        -----------        -----------
Cash and cash equivalents at end of year                                         $    18,997        $    29,267        $    42,713
                                                                                 ===========        ===========        ===========





       See supplemental cash flow information in Notes 2, 4, 6, 7 and 13.
  The accompanying notes are an integral part of these consolidated financial statements.

              AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business and basis of presentation

  Affiliated Computer Services, Inc. (the "Company" or "ACS"), which was incorporated on June 8, 1988, is engaged in providing information technology services and electronic commerce solutions primarily in the United States. Information technology services include data processing outsourcing, business process outsourcing and professional services and systems integration.

  On December 16, 1997, the Company acquired and merged with Computer Data Systems, Inc. ("CDSI"), a provider of information technology solutions to government and private industry customers. The transaction was accounted for as a pooling of interests; therefore, the financial data included in these financial statements has been restated to reflect the merger with CDSI.
Certain reclassifications were made to the CDSI financial statements to conform to ACS's presentations (see Note 18).

  The consolidated financial statements are comprised of the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company's fiscal year ends on June 30. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates.

Cash, cash equivalents and ATM cash

  Cash and cash equivalents consist primarily of short-term investments in commercial paper, Eurodollars, securities purchased under agreements to resell and short-term U.S. treasury bills. Such investments have an initial maturity of three months or less. ATM cash represents cash borrowed under a revolving credit agreement and restricted for use in Company-owned automated teller machines ("ATMs").

Inventory

  Inventories consist primarily of micrographics supplies and equipment, network computer hardware and ATM and computer maintenance parts, which are generally recorded at the lower of cost or market (net realizable value) using the first-in, first-out method.

Property and equipment

  Property and equipment are recorded at cost. The cost of property and equipment held under capital leases, primarily computer equipment, is equal to the lower of the net present value of the minimum lease payments or the fair value of the leased property at the inception of the lease. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which for equipment range primarily from three to ten years and for buildings and improvements up to forty years.

Purchased computer software

  Purchased computer software and internally developed computer software purchased through acquisitions are amortized using the straight-line method over expected useful lives which range from two to five years. With respect to costs incurred to develop software for its information processing services that is not purchased through acquisitions, the Company's policy is to capitalize such costs only after technological feasibility has been established. Such amounts are not significant.

Goodwill

  Goodwill represents the excess of the purchase price over the fair value of net assets acquired and is amortized using the straight-line method over the expected useful lives which range from ten to forty years. It is the Company's policy to periodically review the net realizable value of its intangible assets, including goodwill, through an assessment of the estimated future cash flows related to such assets. Each business unit to which these intangible assets relate is reviewed to determine whether future cash flows over the remaining estimated useful life of the asset provide for recovery of the assets. In the event that assets are found to be carried at amounts which are in excess of estimated undiscounted future cash flows, then the intangible assets are adjusted for impairment to a level commensurate with a discounted cash flow analysis of the underlying assets.

Other intangible assets

  Other intangible assets consist primarily of customer contracts, which are recorded at cost and amortized using the straight-line method over the contract terms, which range from three to ten years.

              AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




Long-term investments

  Long-term investments consist primarily of equity investments and are accounted for using either the cost or the equity method, as appropriate. Deferred annuity contracts included in long-term investments are carried at cost plus accrued interest, which approximates fair market value. It is the Company's policy to periodically review the net realizable value of its long-term investments through an assessment of the recoverability of the carrying amount of each investment. Each investment is reviewed to determine if events or changes in circumstances of the issuer have occurred which indicate that the recoverability of the carrying amount may be uncertain. In the event that an investment is found to be carried at an amount in excess of its recoverable amount, the asset is adjusted for impairment to a level commensurate with the recoverable amount of the underlying asset.

Revenue recognition

  Information processing revenue is recorded as services are performed. Revenue from annual maintenance contracts is deferred and recognized ratably over the maintenance period. Services and supplies revenues earned in excess of related billings are accrued, whereas billings in excess of revenues earned are deferred until the related services are provided.

  Revenue on time and material contracts are recorded at the contractual rates as the labor hours and direct expenses are incurred. Revenues on cost-type contracts are recorded as reimbursable costs are incurred. Revenues on fixed-price contracts are recorded on the percentage of completion basis, determined by the ratio of total incurred costs to anticipated total costs of the project. Revenues on unit-price contracts are recorded at the contractual selling prices of work completed and accepted by the customer. Contract award fees are recorded based on estimated current performance levels and historical experience. Revenues on equipment and software sales are recorded when the units are delivered and installed. Immediate recognition is made of any anticipated losses.

  Revenues earned from the five largest customers of ACS each year together comprise 15%, 16% and 27% of ACS revenues for the years ended June 30, 1997, 1996 and 1995, respectively (10%, 10% and 16% of combined revenues). CDSI derives its revenue primarily from contracts with federal government agencies. The five largest federal government customers of CDSI for the fiscal years ended June 30, 1997, 1996 and 1995 accounted for approximately 78%, 79% and 76%, respectively, of its revenues (26%, 31% and 31% of combined revenues).

Income taxes

  Deferred income taxes provided in the accompanying financial statements are determined based on the difference between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the years in which such differences are expected to reverse.

Earnings per common share

  During fiscal 1997, the Company issued additional Class A and Class B common stock in connection with a two-for-one stock split in the form of a 100% stock dividend. As a result, all references to the number of shares and per share amounts in the accompanying financial statements for fiscal 1996 and fiscal 1995 have been restated to reflect the stock split (see Note 9).

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). The Statement specifies new standards for the computation and presentation of earnings per share and has been adopted by the Company for the accompanying financial statements. SFAS 128 replaces the previously reported primary and fully diluted earnings per share with "basic" and "diluted" earnings per share. Unlike primarily earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. Earnings per share amounts for all periods presented have been restated to conform to the requirements of SFAS 128. See Note 11 for the computation of earnings per share.

Stock-based compensation

  The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which establishes accounting and reporting standards for stock-based employee compensation plans. As permitted by the standard, the Company has elected not to adopt the fair value based method of accounting for stock-based employee compensation and will continue to account for such arrangements under Accounting Principles Board Opinion No. 25 ("APB 25") and apply

              AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



SFAS 123 on a disclosure basis only. Accordingly, adoption of the standard has not affected the Company's results of operations or financial position (see
Note 10).

2. ACQUISITIONS

  Since 1988, the Company has acquired 34 businesses in the information technology services industry. The Company's recent acquisition activity is summarized as follows:

                                                                 Year ended June 30,
                                                     --------------------------------------------
                                                        1997             1996             1995
                                                     ----------       ----------       ----------
Acquisitions completed:
    Outsourcing services                                     --                1                3
    Business process outsourcing                              2                4                2
    Professional services                                     5                3                1
                                                     ----------       ----------       ----------
      Total                                                   7                8                6
                                                     ==========       ==========       ==========

Purchase consideration (in thousands):
    Cash paid                                        $   82,607       $  153,849       $   10,937
    Amounts due sellers of acquired businesses            2,002            6,700            3,350
    Stock issued                                         11,271               --            1,324
    Liabilities assumed                                  24,008           95,144            5,159
    Other                                                   559            1,800              748
                                                     ----------       ----------       ----------
      Fair value of assets acquired
           (including intangibles)                   $  120,447       $  257,493       $   21,518
                                                     ==========       ==========       ==========

  In June 1997, CDSI acquired 100% of the stock of Analytical Systems Engineering Corporation ("ASEC"), which provides systems engineering and engineering services primarily to the Department of Defense and certain intelligence agencies, both domestically and abroad. The consideration paid was $51 million, 90% in cash and 10% in common stock of CDSI. The cash portion was financed and CDSI issued 185,455 shares of stock, valued for purposes of this transaction at $27.50 per share. This transaction was accounted for under the purchase method of accounting, wherein approximately $39.5 million in goodwill was recognized by CDSI after recording approximately $5.4 million in other intangibles (representing the estimated fair market value of certain assets acquired) and other purchase adjustments necessary to allocate the purchase price to the fair value of assets acquired and liabilities assumed. Goodwill is being amortized on a straight-line basis over thirty years and the other intangibles are being amortized over periods ranging from two to seventeen years. The financial statements of ASEC have been included in the consolidated financial statements since the date of acquisition.

  If the acquisition of ASEC had occurred at the beginning of fiscal 1996, revenues, net income and earnings per share (diluted) for fiscal 1997 would have been $995,189,000, $50,987,000 and $1.07 respectively. Fiscal 1996 revenues, net income and earnings per share would have been $694,706,000, $31,688,000 and $0.80, respectively. This pro forma information is provided for information purposes only. The pro forma information does not purport to be indicative of what would have occurred had the acquisition been made as of that date or of results which might occur in the future.

  In November 1996, CDSI combined its student loan guaranty agency services business with that of InTuition, Inc. and formed a new commercial company called GuaranTec, LLP, of which CDSI is a 51% owner and InTuition is a 49% owner. In connection with the formation of this company, CDSI paid $1.9 million in cash, stock, and assets to InTuition and GuaranTec. Of this amount, InTuition received CDSI's stock valued at $486,000, along with $300,000 in cash, in return for certain InTuition assets, which were then contributed to GuaranTec by CDSI. CDSI and InTuition also contributed their interests in their licensing agreements and guaranty agency servicing contracts and certain related assets and liabilities to GuaranTec. The assets acquired have been accounted for under the purchase method of accounting, wherein approximately $.8 million was recorded on the books of GuaranTec as an intangible asset for the fair value of the acquired licensing agreements and servicing contracts.

              AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



This asset is being amortized over its estimated remaining component life, which is two years for the licensing agreements and five years for the contracts.

  In September 1996, ACS acquired 100% of the stock of Pinpoint Marketing, Inc., a marketing services company. In March 1997, the Company acquired 100% of the stock of Wesson, Taylor, Wells & Associates, Inc., an information technology professional services company and 100% of the stock of Intelligent Solutions, Inc., a network integration services company. The Company made three other acquisitions during fiscal 1997 which have also been included in the Company's consolidated financial statements from the effective date of the acquisition. Fiscal 1997 revenues and earnings of the acquirees prior to the effective dates of the six acquisitions other than ASEC are not material to the financial results of the Company. As a result, pro forma disclosures related to the pre-acquisition operations are not presented. The Company financed a portion of the aggregate purchase price for these acquisitions through the issuance of 408,567 shares of unregistered Class A common stock. All the acquisitions made by the Company have been accounted for using the purchase method of accounting.

  In connection with the acquisition of The Genix Group, Inc. ("Genix") and the related purchase price allocation, the Company recorded a $30,000,000 liability as of June 30, 1996, related to software license issues with a software vendor. During the third quarter of fiscal 1997, the Company agreed to a one-time cash settlement with the vendor, resulting in the obligation being reduced to $23,000,000, which was paid in April 1997. The Company also assessed and adjusted other assets and liabilities recorded in connection with the Genix acquisition, resulting in an immaterial adjustment of net assets, including goodwill.

  The Company is obligated to make certain contingent payments to former owners based on the achievement of specified profit levels in conjunction with certain of its acquisitions. During fiscal 1997, the Company paid $4,685,000 in contingent consideration related to acquisitions made in prior years. As of June 30, 1997, the maximum aggregate amount of the outstanding contingent obligations is approximately $7,811,000. Any such payments would result in a corresponding increase in goodwill.

3. ACCOUNTS RECEIVABLE

  The components of accounts receivable are as follows (in thousands):

                                                                           June 30,
                                                                ------------------------------
                                                                   1997               1996
                                                                -----------        -----------
Amounts billed:
   Commercial and state and local governments                   $    79,525        $    75,291
   U.S. government                                                   47,278             34,009
                                                                -----------        -----------
                                                                    126,803            109,300
                                                                -----------        -----------

Amounts unbilled:
   Amounts currently billable                                        69,903             49,465
   Excess of actual indirect costs over amounts currently
      billable under cost reimbursable contracts                      1,663              1,294
   Contract retainages not currently billable                           364                270
   Fixed price work not currently billable                            2,533              1,877
                                                                -----------        -----------
                                                                     74,463             52,906
                                                                -----------        -----------

Total accounts receivable                                           201,266            162,206
Allowance for doubtful accounts                                      (1,964)            (1,457)
                                                                -----------        -----------
                                                                $   199,302        $   160,749
                                                                ===========        ===========

  To the extent not currently billable at June 30, 1997 and 1996, unbilled costs and accrued profits above are billable upon delivery or acceptance of services, upon receipt of contract funding, or upon contract completion. Of the above unbilled costs and accrued profits at June 30, 1997, approximately $1,922,000 are not expected to be billed and collected within one year.

              AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following (in thousands):

                                                           June 30,
                                                ------------------------------
                                                   1997               1996
                                                -----------        -----------
Land                                            $    20,456        $    20,523
Buildings and improvements                           43,926             32,530
Computer equipment and software                      93,750             70,533
Furniture and fixtures                               38,119             34,879
Construction in progress                              5,211              3,593
                                                -----------        -----------
                                                    201,462            162,058
Accumulated depreciation and amortization           (66,302)           (46,718)
                                                -----------        -----------
                                                $   135,160        $   115,340
                                                ===========        ===========

  In connection with an outsourcing contract signed in December 1996, the Company acquired assets with a fair market value of $1,433,000, including property and equipment of $1,045,000, and assumed liabilities of the same amount. In connection with an outsourcing contract signed in March 1995, the Company acquired assets with a fair market value of approximately $2,521,000, including property, equipment and computer software of $2,237,000. Liabilities assumed were $35,000, and unearned revenue of $2,486,000 was recorded which will be recognized ratably over a three-year period.

  The Company acquired three host data centers in connection with its purchase of Genix in June 1996. Subsequent to June 30, 1997 the Company is closing one of these facilities, located in Dearborn, Michigan, as a result of a consolidation of the data center operations. This facility is held for sale and has a net book value of $7,364,000 which approximates fair value.

5. LONG-TERM INVESTMENTS

  Long-term investments consist primarily of investments in preferred stock accounted for at cost, as these securities are not considered marketable equity securities. The preferred stock investments accrue cumulative dividends ranging from 5% to 10%, which are generally paid through in-kind shares issued on a quarterly basis. Dividend income recognized from such securities, which is reflected in the financial statements as a component of interest and other expenses, was approximately $1,285,000 and $1,513,000 during fiscal 1997 and 1996, respectively.

  In January 1992, the Company paid $7,500,000 in connection with signing a long-term data processing contract and the acquisition of 7,500 shares of the customer's Class C preferred stock. Based on an independent appraisal, the Company allocated a portion of the purchase price, $3,220,000, to the preferred stock and the remainder to customer contracts. Since the purchase date, the customer's quarterly dividends have generally been paid in-kind with additional shares of preferred stock, resulting in a cost basis of $5,647,000 as of June 30, 1997. In September 1997, the customer redeemed the preferred stock, including accumulated dividends, for $12,694,000 in cash.

              AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



6. NOTES PAYABLE AND LONG-TERM DEBT

  A summary of notes payable and long-term debt follows (in thousands):

                                                                                              June 30,
                                                                                    ------------------------------
                                                                                       1997               1996
                                                                                    -----------        -----------
Unsecured $125,000 revolving credit agreement, payable
         to banks, due in June 1999 (A)                                             $    82,700        $    46,800
Unsecured $50 million term loan, payable to a bank, due in
         quarterly installments through June 2002 (B)                                    48,000                 --
Secured $11,000 ATM cash credit agreement
      ("ATM Cash Facility"), payable to a bank, due
         in December 1997 (C)                                                             6,650              9,100
10% junior subordinated debentures, payable to former shareholders
         of a subsidiary, due January 2000 (D)                                              507                826
Other notes payable to individuals and corporations, interest rates
         ranging from 6% to 10%, due through 2002                                         5,978              6,394
Capitalized lease obligations at various interest rates, payable through 2001             4,391              5,697
                                                                                    -----------        -----------
                                                                                        148,226             68,817
Less current portion                                                                    (17,546)           (11,609)
                                                                                    -----------        -----------
                                                                                    $   130,680        $    57,208
                                                                                    ===========        ===========

  Maturities of notes payable and long-term debt at June 30, 1997 follows (in thousands):

Year ending June 30:
--------------------
      1998                                                $     17,546
      1999                                                       9,027
      2000                                                      50,187
      2001                                                      50,084
      2002                                                      21,289
      Thereafter                                                    93
                                                          ------------
                                                          $    148,226
                                                          ============


(A) The Company amended its revolving credit agreement ("Credit Facility") in July 1997 to increase available commitments from $125 million to $200 million, extend the due date from June 1999 to July 2002 and lower the interest rate. Interest on the Credit Facility for fiscal 1998 will be payable monthly at LIBOR (5.72% at June 30, 1997) plus 0.3% to 0.875%, or the bank's base rate, as elected by the Company. Prior to amendment, interest on the Credit Facility was payable monthly at LIBOR plus 0.5% to 1.25%

      The Credit Facility contains covenants which require that the Company comply with certain negative, affirmative, and financial covenants customary in notes of this nature, including but not limited to the maintenance of fixed charge ratios, limitations on acquisitions and minimum net worth requirements. The agreement also has provisions which would permit acceleration of the maturity of the borrowings after the occurrence of certain defined events of default.


(B) On June 18, 1997, CDSI borrowed $50 million under a term loan to finance the ASEC acquisition (see Note 2). Additionally, CDSI entered into a $25 million, three-year revolving line of credit available at June 30, 1997 for working capital, future acquisition, and general corporate needs. Both credit facilities bear interest at the Company's option of prime rate, floating rate, or a variable rate based on LIBOR for 30, 60, 90, 180, or 360 days, plus a margin that can vary from 62.5 basis points to 115 basis points. The applicable margin is determined by the ratio of outstanding debt to CDSI's earnings before interest, taxes, depreciation, and amoritization (EBITDA), calculated on a quarterly basis. The weighted average interest rate in effect for the period June 18, 1997 to June 30, 1997 was 6.52%. There are unused commitment fees on the available revolving line ranging from 9 to 23 basis points per year, also depending on the ratio of debt to EBITDA.

              AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



      The term loan is repayable quarterly, for a five-year period, based on a seven-year straight-line amortization schedule, with the remaining balance due in June 2002. The revolving line matures in June 2000. The term loan and any revolving loans are unsecured, except that 65% of the stock of CDSI Argentina, S.A., a wholly-owned foreign subsidiary, is pledged as collateral.

      Prior to closing on the three-year revolving line of credit in June 1997, CDSI had an $8 million revolving line of credit and a $14 million demand facility, both of which were replaced by the three-year revolving line of credit. Interest rates on these unsecured facilities were at LIBOR plus 110 to 120 basis points.

      Upon consummation of the merger in December 1997, the CDSI term loan was repaid and the revolving line of credit was canceled. The Company utilized borrowing availability under the Credit Facility to fund the paydown of the CDSI debt.

(C) Interest on the ATM cash facility is due quarterly at the bank's overnight interest rate (6.25% at June 30, 1997) plus 0.5%, collateralized by cash restricted for use in Company-owned ATMs. On December 10, 1997, the term of the ATM Cash Facility was extended to December 1998.

(D) In January 1994, a subsidiary of the Company issued 10% junior subordinated debentures in the principal amount of $6,344,000 in exchange for all outstanding shares of 12% cumulative Series A preferred stock with equal redemption value. Interest on the debentures was payable semiannually in cash, or by issuing additional debentures (this option expired June 1995). The Company elected to pay interest for the year ended June 30, 1995 and for the six months ended June 30, 1994 by issuing additional debentures in the principal amount of $681,000 and $317,000, respectively. The debentures were called for redemption on March 15, 1996 at their face value plus accrued and unpaid interest. As of June 30, 1997, $6,835,000 in principal amount had been redeemed.

  Cash payments for interest for the years ended June 30, 1997, 1996 and 1995 were $7,045,000, $3,617,000 and $3,135,000 respectively. Interest income was $1,210,000, $2,106,000 and $2,682,000 for the years ended June 30, 1997, 1996 and 1995, respectively.

  At June 30, 1997, the Company had outstanding letters of credit of approximately $11,144,000 of which $9,006,000 was being maintained as collateral for an appeal bond related to a judgment which has been recently overturned (see Note 15). Subsequent to June 30, 1997, this letter of credit was released by the financial institution upon receiving the appropriate order from the Court.

  The Company's cash custody agreements with two financial institutions provide the Company with up to $52 million of the financial institutions' vault cash for use in Company-owned ATMs. At June 30, 1997, approximately $28,216,000 was in use under the agreements. The cash is owned by the financial institutions and is consequently not recorded on the Company's accompanying balance sheets. The cash custody agreements expire July 31, 1998 and January 12, 1999.

              AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



7. INCOME TAXES

  Income tax expense (benefit) is comprised of the following (in thousands):

                                                                  Year ended June 30,
                                                    -----------------------------------------------
                                                        1997              1996              1995
                                                    -----------       -----------       -----------
Current:
    U.S. Federal                                    $    13,160       $    11,925       $    15,217
    Foreign                                                  39                --                --
    State                                                 2,749             2,133             3,370
    Tax reduction credited to paid-in capital
          from exercise of stock options                  2,893             3,101             5,438
                                                    -----------       -----------       -----------
        Total current expense                            18,841            17,159            24,025
                                                    -----------       -----------       -----------
Deferred:
    U.S. Federal                                         13,299             4,441            (5,670)
    Foreign                                                  --                --                --
    State                                                 1,764               792            (1,040)
                                                    -----------       -----------       -----------
        Total deferred expense (benefit)                 15,063             5,233            (6,710)
                                                    -----------       -----------       -----------
        Total expense for income taxes              $    33,904       $    22,392       $    17,315
                                                    ===========       ===========       ===========

  At June 30, 1997, the Company had available unused domestic net operating loss carryforwards ("NOLs"), net of Internal Revenue Code Section 382 limitations, of approximately $9,296,000, which expire in years 2002 through 2011. In addition, the Company had $2,863,000 of foreign NOLs which will not expire or be limited unless a future significant change in stock ownership or business operations occurs. At June 30, 1997, the Company had an unused capital loss carryforward, net of Section 382 limitations, of approximately $842,000, which will expire in 1998. The loss carryforward has been fully reserved due to capital loss restrictions.

  The Company's deferred tax assets (liabilities) consist of the following (in thousands):

                                                                      June 30,
                                                             --------------------------
                                                               1997             1996
                                                             ---------        ---------
Deferred tax assets:
  Accrued expenses not yet deductible for tax purposes       $  10,235        $  14,045
  Stock option compensation expense                                767            1,196
  Loss carryforwards                                             4,923            2,460
  Deferred compensation                                          1,836            1,760
  Argentina operations                                           1,085              340
  Investment basis differences                                     532              648
  Other                                                            453              213
                                                             ---------        ---------
    Total deferred tax assets                                   19,831           20,662
                                                             ---------        ---------
Deferred tax liabilities:
  Depreciation and amortization                                (18,773)          (4,981)
  Annuity interest                                                (432)            (401)
  Interest in partnership                                         (909)              --
  Other                                                           (433)            (289)
                                                             ---------        ---------
    Total deferred tax liabilities                             (20,547)          (5,671)
Deferred tax assets valuation allowance                           (513)            (663)
                                                             ---------        ---------
Net deferred tax assets (liabilities)                        $  (1,229)       $  14,328
                                                             =========        =========

  The significant increase in the deferred tax liability for depreciation and amortization is due to the Genix acquisition which was effective June 21, 1996. The seller of Genix and ACS elected to treat the sale of Genix stock as a transaction taxed as if it were a sale of assets under Internal Revenue Code
Section 338(h)(10).  As a

              AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



result, ACS is able to amortize the intangible assets acquired over substantially shorter lives for tax than for book purposes.

  The valuation allowance at June 30, 1997 exists principally due to tax benefits of acquired corporations for which realization of any future benefit is uncertain due to Section 382 limitations. The valuation allowance for deferred tax assets decreased by $150,000 and $116,000 during the years ended June 30, 1997 and 1996, respectively, due to the utilization of previously reserved NOLs and changes in facts and circumstances with respect to the realization of future tax benefits of certain investments which caused such realizations to be more likely than not.

  Income tax expense varies from the amount computed by applying the statutory federal income tax rate to income before income taxes as follows (in thousands):

                                                                            Year ended June 30,
                                                            ------------------------------------------------
                                                                1997               1996              1995
                                                            -----------        -----------       -----------
Income tax expense at the U.S. Federal statutory rate       $    29,250        $    19,572       $    15,035
Increase (decrease) resulting from:
    Excess of book basis over tax basis of
      companies                                                     864                711               553
    State income taxes (net of federal benefit)                   3,130              1,953             1,797
    Other                                                           661                156               (70)
    Lower rates on earnings of foreign operations                    (1)                --                --
                                                            -----------        -----------       -----------
Total expense for income taxes                              $    33,904        $    22,392            17,315
                                                            ===========        ===========       ===========

  Undistributed earnings of non-U.S. subsidiaries for which U.S. taxes have not been provided are included in consolidated retained earnings in the amount of $491,000 at June 30, 1997. If such earnings were distributed, U.S. income taxes would be partially reduced by available credits for taxes paid to the jurisdictions in which the income was earned.

  Federal and state income tax payments during the years ended June 30, 1997, 1996 and 1995 were approximately $18,534,000, $10,595,000, and
$20,210,000, respectively.

8. CUMULATIVE REDEEMABLE PREFERRED STOCK

  The Company's Series A preferred stock, which consisted of 1,000 issued and outstanding shares with a par value of $1,100 per share and accrued cumulative dividends of 9%, was redeemed for cash in July 1996 at par value plus accrued and unpaid dividends.

9. COMMON STOCK

  The Company's Class B common stock is entitled to ten votes per share. Class B shares are convertible, at the holder's option, into Class A shares, but until converted carry significant transfer restrictions. In connection with the merger with CDSI completed in December 1997, 3,106,000 Class B shares were converted to Class A common shares.

  In January 1989, the Company issued warrants to purchase 793,188 additional shares of Class A common stock to a data processing customer. The warrants are exercisable at an aggregate price of $4,700,000 plus $230,000 for each year that elapses after December 31, 1988, plus interest at 10% per annum. At June 30, 1997, the exercise price was $16.81 per share. Shares may be purchased in increments through January 1999, the date on which the warrant agreement expires. However, there have been no shares purchased to date.

  In November 1996, the Company issued additional Class A and Class B common stock in connection with a two-for-one stock split in the form of a 100% stock dividend. The stated par value of each share was not changed from $.01. All references in the accompanying financial statements to the number of shares and per share amounts for fiscal 1996 and fiscal 1995 have been restated to reflect the stock split.

              AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



10. EMPLOYEE BENEFIT PLANS

  Under the 1988 Employee Stock Option Plan ( the "1988 Plan"), ACS has reserved 6,000,000 shares of Class A common stock for issuance to key employees at exercise prices determined by the Board of Directors. Generally, the options vest in varying increments over a five year period, expire ten years from the date of grant and are issued at exercise prices no less than 100% of the fair market value of the Company's Class A common stock at the time of the grant.
As reported in Note 1, the Company has elected to adopt the disclosure-only provisions of SFAS 123 and will continue to account for stock-based employee compensation plans in accordance with APB 25. As a result, no compensation cost has been recognized in fiscal 1997 for its stock option or employee stock purchase plans.

  The Long-Term Incentive Plan adopted by CDSI in 1991 (the "1991 Plan") provides for the granting of options to various employees, officers and directors of CDSI. The employee options are exercisable in cumulative annual installments after one year and before the end of the fifth year. The non-employee director's options are fully exercisable one year after grant and before the end of the fifth year. Exercise prices of options awarded in all years were equal to the market price of the stock on the date of the grant, therefore, no compensation costs have been recognized for awards under this plan. In conjunction with the merger, unexercised options to purchase CDSI common stock were assumed by ACS, with the substitution of 1.759 shares of ACS stock for each share of CDSI stock purchasable under the assumed options. As a result, all CDSI options and option prices appearing in this note have been converted to ACS share equivalents. See Note 18 for the effect of the merger on employee benefit plans.

  Pro forma information regarding net income and earnings per share is required by SFAS 123 and has been determined as if the Company had accounted for its stock-based compensation plans under the fair value method. The fair value of each option grant was estimated at the date of grant using a separate Black-Scholes option pricing model for each plan. The following weighted average assumptions were used for grants in fiscal 1997 and 1996: Dividend yield of 0% in both years for the 1988 Plan and .40% for the 1991 Plan in both years; volatility of 37.6% for the 1988 Plan and 50% for the 1991 Plan in both years; risk-free interest rates of 6.42% and 6.07% for 1997 and 1996, respectively, in the 1988 Plan and 6.14% for both years in the 1991 Plan; and weighted average expected option life of 5.5 years for the 1988 Plan and 3 years for the 1991 Plan for both years presented. The average fair values of the options granted during fiscal 1997 and 1996 are estimated at $9.60 and $8.46, respectively for the 1988 Plan and $5.16 and $2.90 (after conversion of CDSI shares for the merger), respectively for the 1991 Plan.

  Had compensation cost for the Company's stock-based compensation plans been determined in accordance with SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                      Year ended June 30,
                                                  ---------------------------
                                                     1997             1996
                                                  ----------       ----------
Net income
    As reported                                   $   49,666       $   33,525
    Pro forma                                         47,803           32,343
Earnings per common share (basic)
    As reported                                   $     1.08       $      .88
    Pro forma                                           1.04              .85

Earnings per common share assuming dilution
    As reported                                   $     1.05       $      .85
    Pro forma                                           1.01              .82

              AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





  Since stock-based compensation issued prior to fiscal 1996 is not included in the pro forma calculation, the effects of applying SFAS 123 in this pro forma disclosure will not be comparable with those in subsequent years. The pro forma impact on earnings can be expected to increase as a greater percentage of outstanding stock options represent awards made after fiscal 1995.

  Option activity for the years ended June 30, 1995, 1996 and 1997 is summarized as follows:

                                                                   Option Price
                                                 Options             per Share
                                               -----------      ------------------
Outstanding at June 30, 1994                    2,954,412         $.01  -    $4.97
    Granted                                     1,087,247        $6.54  -   $11.25
    Exercised                                  (1,210,188)        $.01  -    $4.97
    Canceled                                     (123,092)        $.01  -    $8.03
                                               ----------
Outstanding at June 30, 1995                    2,708,379         $.01  -   $11.25
    Granted                                     1,559,228        $5.97  -   $23.13
    Exercised                                    (767,006)        $.01  -    $8.03
    Canceled                                      (77,242)       $2.38  -   $14.75
                                               ----------
Outstanding at June 30, 1996                    3,423,359         $.01  -   $23.13
    Granted                                       935,014       $12.51  -   $26.87
    Exercised                                    (522,560)        $.01  -   $12.36
    Canceled                                     (323,204)       $4.97  -   $20.62
                                               ----------
Outstanding at June 30, 1997                    3,512,609         $.07  -   $26.87
                                               ==========
Exercisable at June 30, 1997                      509,258         $.07  -    $8.03
                                               ==========

  Further information regarding the Company's outstanding and exercisable stock options by exercise price range as of June 30, 1997 is disclosed below:

                                 Options Outstanding                        Options Exercisable
                       -------------------------------------------      --------------------------
                                           Weighted
                                           Average        Weighted                      Weighted
                                          Remaining       Average                       Average
   Range of               Number         Contractual      Exercise        Number        Exercise
 Exercise Prices       Outstanding           Life          Price        Exercisable       Price
 ---------------       -----------        ----------     ---------      -----------       -----
$  .07 -  $   .72          339,504           3.01        $     .64        339,504      $     .64
$ 3.20 -  $ 11.25        1,156,936           5.67        $    8.67        169,754           5.96
$12.15 -  $ 21.13        1,606,169           8.00        $   17.22             --             --
$23.13 -  $ 26.87          410,000           8.99        $   23.22             --             --
-----------------      -----------       --------        ---------      ---------      ---------
$  .07 -  $ 26.87        3,512,609           6.87        $   13.50        509,258      $    2.41
=================      ===========       ========        =========      =========      =========

  Under the 1995 Employee Stock Purchase Plan, a maximum of 1,000,000 shares of Class A common stock can be issued to substantially all full-time employees. Through payroll deductions, eligible participants may purchase the stock at a 15% discount to market value. The stock is purchased by the plan in the open market, and Company contributions for the years ended June 30, 1997 and 1996, which were charged to additional paid-in capital, were $205,000 and $135,000, respectively.

  The Company has contributory retirement and savings plans which cover all employees and meet the requirements of Section 401(k) of the Internal Revenue Code. The plans also allow for discretionary matching contributions by the Company as determined by the Company's Board of Directors. Contributions made by the Company to the plans during the years ended June 30, 1997, 1996 and 1995 were $2,286,000, $2,079,000 and $1,975,000, respectively.

              AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




11. EARNINGS PER SHARE

  Earnings per share amounts for all periods presented have been restated to conform to the requirements of SFAS 128. The following table sets forth the computation of basic and diluted earnings per share:

                                                                           Year ended June 30,
                                                             --------------------------------------------
                                                                1997             1996             1995
                                                             ----------       ----------       ----------
Numerator:
  Net income                                                 $   49,666       $   33,525       $   25,655

Denominator:
  Weighted average shares outstanding (basic)                    46,136           38,228           34,625
                                                             ----------       ----------       ----------

  Potential common shares:
    Stock options                                                 1,028              938            1,373
    Warrants and other                                              288              154               --
                                                             ----------       ----------       ----------
    Total potential common shares                                 1,316            1,092            1,373
                                                             ----------       ----------       ----------

  Denominator for earnings per share assuming dilution           47,452           39,320           35,998
                                                             ----------       ----------       ----------

Earnings per common share (basic)                            $     1.08       $      .88       $      .74
                                                             ==========       ==========       ==========

Earnings per common share assuming dilution                  $     1.05       $      .85       $      .71
                                                             ==========       ==========       ==========

12. FINANCIAL INSTRUMENTS

  As of June 30, 1997 and 1996, the fair values of the Company's revolving credit balances and other variable-rate debt instruments approximated the related carrying values. The fair values of the Company's fixed-rate debt instruments also approximated the related carrying values, as determined based upon relative changes in the Company's variable borrowing rates, whether the borrowings occurred recently or if the borrowings were repaid after the fiscal year ended.

13. RELATED PARTY TRANSACTIONS

  In July 1994, the Company completed the spin-off of Precept Business Products, Inc. ("Precept") to the Company's stockholders on a pro-rata basis. The businesses distributed consisted of various business support services unrelated to information processing and were accounted for as discontinued operations. Precept continues to sell business forms and supplies and provide courier services to the Company. Trade accounts between the Company and Precept were immaterial for all years presented.

  Effective April 1996, the Company sold ACS Merchant Services, Inc. ("Merchant Services"), a start-up operation of the EFT business line, to a former officer and director of the Company for consideration in the form of a note receivable of $500,000. There was no gain or loss recognized on the sale. Simultaneous with the sale, the Company contributed an additional $1,500,000 and the unpaid balance of an intercompany note due from Merchant Services of approximately $712,000 in exchange for 1,000 shares of Merchant Services 5% cumulative convertible preferred stock, which is convertible after 5 years into approximately 55% of Merchant Services common stock on a diluted basis. The Company provides guarantees to two banks on Merchant Services debt up to $7,500,000.

              AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



14. NON-RENEWAL OF CUSTOMER CONTRACT

  In January 1994, Bank of America Texas, N.A. ("B of A Texas"), the Company's largest commercial customer at that time, informed the Company that it would not renew its data processing services agreement with the Company at the end of the contract term on August 31, 1995. In conjunction with the contract expiration, the Company expected to incur various non-recurring expenses primarily associated with the termination or renegotiation of a computer lease. Such costs were estimated to aggregate $16.1 million, of which $13.3 million had been accrued through May 1995, when the Company determined that the computer lease would not need to be terminated or renegotiated, as a new customer contract was signed which replaced computer capacity previously utilized for the B of A Texas contract. Accordingly, the Company ceased recording any additional accrual. Services to the new customer began in September 1995, at which point the existing accrual began to amortize over the remaining term of the computer lease, which expires February 1999. For the year ended June 30, 1997, $3.8 million of such accrual was amortized (reduction to expenses) to rent, lease and maintenance, compared to $3.2 million amortized and $8.5 million expensed in the years ended June 30, 1996 and 1995, respectively.

15. COMMITMENTS AND CONTINGENCIES

  The Company has various operating lease agreements for data processing equipment and facilities. A summary of the lease commitments under noncancelable operating leases at June 30, 1997 is as follows (in thousands):

Year ending June 30:
--------------------
      1998                                                       $    60,145
      1999                                                            46,613
      2000                                                            27,840
      2001                                                            13,495
      2002                                                             5,345
      Thereafter                                                      12,206
                                                                 -----------
                                                                 $   165,644
                                                                 ===========

  Lease expense for data processing equipment and facilities was $61,176,000, $46,481,000 and $42,913,000 for the years ended June 30, 1997, 1996 and 1995, respectively. Certain office space leases provide for the escalation and pass through of increases in operating expenses and renewal options.

  In connection with an outsourcing agreement signed in May 1997, the Company assumed operating leases totaling $3,541,000 for equipment and computer software.

  During fiscal 1997 the Texas Supreme Court, in a unanimous decision, overturned a lower court's judgment against the Company for which the Company had previously accrued approximately $6 million. During the third quarter of fiscal 1997, the Company reversed this accrual to other operating expenses.

  Twenty-one former employees of Gibraltar Savings Association and/or First Texas Savings Association (collectively, "GSA/FTSA") have brought suit in Texas state court alleging entitlement to 401,541 shares of the Company's Class A common stock pursuant to options issued to GSA/FTSA employees in 1988 in connection with a former data processing services agreement between GSA/FTSA and the Company. There are seven other former GSA/FTSA employees who were issued similarly situated options allegedly covering 129,631 shares of the Company's Class A common stock. The per share exercise price for each of these options, as adjusted for the Company's 1994 reclassification and its 1996 two-for-one stock split, is alleged to be $.38. The Company believes that it has meritorious defenses to all or substantial portions of these matters and plans to vigorously defend against them. However, should the proceedings not be favorably resolved, the Company may be subject to a material non-cash charge.

  Government contracts are subject to review and audit by various governmental authorities in the normal course of the Company's business. Cost audits have been completed through fiscal 1995, with the exception of ASEC operations, which have been audited through calendar year 1993. In management's opinion, any such reviews and

              AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



the results of cost audits for subsequent fiscal years will not have a material effect on the Company's financial position or results of operations.

  The Company is subject to certain other legal proceedings, claims and disputes which arise in the ordinary course of its business. Although the Company cannot predict the outcomes of these legal proceedings, the Company's management does not believe these actions will have a material adverse effect on the Company's financial position, results of operations or liquidity. However, if unfavorably resolved, these proceedings could have a material adverse effect on the Company's financial position, results of operations and liquidity.

16. OTHER CHARGES

  During the third quarter of fiscal 1997, the Company recorded a charge of $6,019,000 ($4,577,000 in other operating expenses and $1,442,000 in depreciation and amortization) relating to the consolidation of two of its mainframe data centers and the upgrading of certain computer hardware and software to newer technology. The charge included the write-down of related assets and the recognition of obligations for which the Company would derive no future benefit.

  In fiscal 1996, the Company recorded a charge of $3,800,000 relating to planned divestitures of certain community bank processing groups within Texas and Louisiana. These groups were part of the Company's financial services outsourcing business and had historical annual revenues of approximately $18,000,000. These divestitures were substantially completed in fiscal 1997 and resulted in net cash proceeds of approximately $2,704,000. An additional charge of $250,000 was included in interest and other expenses in fiscal 1997 to complete the dispositions.

17. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

    (in thousands, except per share amounts)

                                                                     Quarter ended
                                --------------------------------------------------------------------------------------
                                            Fiscal 1997                               Fiscal 1996
                                -----------------------------------------   ------------------------------------------
                                 June 30,  Mar. 31,   Dec. 31,   Sept. 30,  June 30,    Mar. 31,   Dec. 31,   Sept. 30,
                                  1997       1997       1996       1996       1996        1996       1995       1995
                                --------   --------   --------   --------   --------    --------   --------   --------
Revenues                        $257,138   $232,221   $225,159   $214,406   $182,644    $163,261   $152,535   $149,167
Operating income                  25,612     23,214     21,061     20,378     17,055      14,363     11,512     13,653
Net income                        13,934     12,738     11,676     11,319     10,045       8,384      7,184      7,912
Earnings per common share       $    .30   $    .28   $    .25   $    .25   $    .24    $    .22   $    .20   $    .21

Weighted average shares
  outstanding                     46,611     46,133     46,004     45,835     41,662      37,343     37,060     36,876
Earnings per common share
  assuming dilution             $    .29   $    .27   $    .25   $    .24   $    .23    $    .22   $    .19   $    .21
Weighted average shares
  outstanding                     47,898     47,222     47,395     47,223     42,777      38,429     38,054     37,862

18. SUBSEQUENT EVENTS

  In December 1997, ACS merged with CDSI by exchanging 11.1 million shares of its common stock, excluding unexercised options, for all of the common stock of CDSI. Stockholders of CDSI received 1.759 shares of ACS Class A common stock for each share of CDSI common stock in the merger, which has been accounted for as a pooling of interests. All data presented in the accompanying financial statements has been restated to reflect the merger.

  There were no material transactions between ACS and CDSI prior to the combination, and immaterial adjustments were recorded to conform CDSI's accounting policies to those of the Company. Certain reclassifications were made to the CDSI financial statements to conform to ACS's presentations. Merger related costs of $12,974,000 million were recorded as a result of the transaction. These costs were incurred during fiscal 1998 and are not reflected in the accompanying financial statements.

              AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




  The following information presents certain income statement data of the separate companies for the periods preceding the merger (in thousands):

                                              Year ended June 30,
                              -----------------------------------------------
                                  1997              1996              1995
                              -----------       -----------       -----------
         Revenues
            ACS               $   624,533       $   396,509       $   313,181
            CDSI                  304,392           251,099           220,667
                              -----------       -----------       -----------
               Combined       $   928,925       $   647,608       $   533,848
                              ===========       ===========       ===========
         Net income
            ACS               $    38,510       $    23,756       $    17,604
            CDSI                   11,156             9,769             8,051
                              -----------       -----------       -----------
               Combined       $    49,666       $    33,525       $    25,655
                              ===========       ===========       ===========

  As a result of the merger, unexercised options to purchase CDSI common stock were assumed by ACS, with the substitution of 1.759 shares of ACS Class A common stock for each share of CDSI common stock purchasable under each assumed option. The exercise price for each assumed option was also adjusted to reflect the exchange ratio. In accordance with the terms of the 1991 Plan, the merger constituted a change of control, which resulted in the accelerated vesting of outstanding options under the plan. As a result, on December 16, 1997 an additional 590,145 options outstanding as of June 30, 1997 became exercisable.

  Also in December, ACS stockholders approved the 1997 Stock Incentive Plan (the "1997 Plan") due to the imminent expiration of the 1988 Plan. This plan was approved by the Board of Directors of ACS on August 5, 1997, at which time the Board also amended the 1988 Plan to provide that no new options be granted under the plan. As a result, all stock option grants awarded by the Company subsequent to the merger will be pursuant to the 1997 Plan.

  During the six months ended December 31, 1997, the Company completed three acquisitions of professional services businesses, which were accounted for as purchases. The Company financed a portion of the aggregate purchase price for these acquisitions through the issuance of approximately 41,000 shares of unregistered Class A common stock. In addition, the remaining minority interest in one of the Company's professional services subsidiaries was purchased through the issuance of approximately 402,000 shares of unregistered Class A common stock.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             Affiliated Computer Services, Inc.

Date:  February 19, 1998

                                             By:   /s/  Mark A. King
                                                 -----------------------------
                                                Mark A. King
                                                Executive Vice President and
                                                Chief Financial Officer

                       AFFILIATED COMPUTER SERVICES, INC.
                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995
                                 (in thousands)

                                       Balance                                               Balance
                                     at Beginning   Charged to Costs                          at End
         Description                  of Period       and Expenses      Deductions          of Period
         -----------                  ---------       ------------      ----------          ---------
Year ended June 30, 1997
  Deducted from asset accounts:
    Accounts receivable               $    1,457       $    1,166       $      659(1)       $    1,964
    Property and equipment                46,718           21,836            2,252(2)           66,302
    Computer software                     19,438            2,717           12,719(2)            9,436
    Goodwill                               8,609            7,232              337(2)           15,504
    Other intangible assets                4,478            2,826              204(2)            7,100
                                      ----------       ----------       ----------          ----------

      Total                           $   80,700       $   35,777       $   16,171          $  100,306
                                      ==========       ==========       ==========          ==========

Year ended June 30, 1996
  Deducted from asset accounts:
    Accounts receivable               $    1,792       $      465       $      800(1)       $    1,457
    Property and equipment                39,278           10,807            3,367(2)           46,718
    Computer software                     18,384            1,388              334(2)           19,438
    Goodwill                               5,783            2,826               --               8,609
    Other intangible assets                3,039            1,439               --               4,478
                                      ----------       ----------       ----------          ----------

      Total                           $   68,276       $   16,925       $    4,501          $   80,700
                                      ==========       ==========       ==========          ==========

Year ended June 30, 1995
  Deducted from asset accounts:
    Accounts receivable               $    1,551       $      442       $      201(1)       $    1,792
    Property and equipment                31,910            7,928              560(2)           39,278
    Computer software                     19,536            3,102            4,254(2)           18,384
    Goodwill                               3,942            1,841               --               5,783
    Other intangible assets                1,995            1,044               --               3,039
                                      ----------       ----------       ----------          ----------

      Total                           $   58,934       $   14,357       $    5,015          $   68,276
                                      ==========       ==========       ==========          ==========


    (1)  Uncollectible accounts written off, net of recoveries

    (2)  Retirements

                                INDEX TO EXHIBITS


   EXHIBITS
    NUMBER       DESCRIPTION
    ------       -----------
     27.1        Financial Data Schedule - June 30, 1997
     27.2        Financial Data Schedule - June 30, 1996
     27.3        Financial Data Schedule - June 30, 1995
     99.1        Management's Discussion and Analysis of Financial Condition and Results of Operations
     99.2        Report of Independent Auditors